Filed pursuant to Rule 424(b)(2)
Registration No. 333-192302
PRODUCT SUPPLEMENT NO. IE-06-02
(To the prospectus and prospectus supplement each dated November 13, 2013)
Citigroup Inc.
Medium-Term Senior Notes, Series G
Range Accrual Notes

This product supplement sets forth terms that will apply generally to notes that we may offer from time to time using this product supplement.  The specific terms of a particular issuance of notes will be set forth in a pricing supplement that we will deliver in connection with that issuance.  A separate underlying supplement or the applicable pricing supplement will describe the equity index to which the notes are linked.  If the terms specified in any pricing supplement are inconsistent with the terms specified in this product supplement, in any applicable underlying supplement or in the accompanying prospectus supplement or prospectus, the terms specified in the applicable pricing supplement will control.  We refer to all notes offered under this product supplement as the “notes.”

▪
Coupon Payments Linked to Underlying Market Measure(s).  Subject to the terms set forth in the applicable pricing supplement, the notes will pay a variable coupon at an annual rate that may be as high as the “contingent rate” specified in the applicable pricing supplement and may be as low as 0%.  The actual variable coupon rate for any coupon payment date will depend on:

▪
the contingent rate for the related accrual period specified in the applicable pricing supplement, which may either be a fixed rate or a floating rate determined based on the level of a specified market interest or other rate; and

▪	the number of elapsed days during the related accrual period on which the “accrual condition” specified in the applicable pricing supplement is satisfied.

Whether the accrual condition is satisfied on any elapsed day will depend on the level of an equity index (the “underlying index”) and, if applicable, a specified market interest or other rate on that elapsed day, as specified in the applicable pricing supplement.  We refer to any market interest or other rate to which the notes are linked as an “underlying rate.”  We refer to the underlying index and, if applicable, any underlying rate to which the notes are linked, collectively, as the “underlying market measure(s).”

▪	Payment at Maturity. The notes provide for repayment of the stated principal amount at maturity, regardless of the performance of the underlying market measure(s).

▪
No Guaranteed Return on Your Investment.  The notes do not guarantee any positive return on your investment, unless otherwise specified in the applicable pricing supplement.  The variable coupon rate for one or more, or all, coupon payment dates may be 0%, unless otherwise specified in the applicable pricing supplement.  Although you will be repaid the stated principal amount of your notes at maturity or upon earlier redemption by us (if applicable), there is no guarantee that the variable coupon payments you receive over the term of the notes, if any, will compensate you for the effects of inflation or be as great as the return you could have achieved on other investments.

▪
Credit Risk.  The notes are unsecured senior debt securities of Citigroup Inc.  Accordingly, all payments on the notes are subject to the credit risk of Citigroup Inc.  If Citigroup Inc. defaults on its obligations, you may not receive any payments that may be owed to you under the notes, including the repayment of principal at maturity.

▪	Call Right. If so specified in the applicable pricing supplement, we may have the right to redeem the notes prior to maturity, which may limit the potential benefits offered by the notes.

▪
No Listing.  The notes will not be listed on any securities exchange, unless otherwise specified in the applicable pricing supplement.  Accordingly, unless otherwise specified, the notes may have limited or no liquidity, and you should not invest in the notes unless you are willing to hold them until maturity.  You are entitled to the repayment of the stated principal amount only if you hold your notes at maturity or upon earlier redemption by us (if applicable).  If you choose to and are able to sell your notes prior to maturity, you may receive significantly less than the stated principal amount.

You should carefully review the specific terms of the notes described in the applicable pricing supplement together with the information contained in this product supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus before investing in the notes.

Investing in the notes is subject to risks not associated with an investment in conventional debt securities.  See “Risk Factors Relating to the Notes” beginning on page EA-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this product supplement, any applicable underlying supplement, the accompanying prospectus supplement and prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee
Citigroup
November 13, 2013

We are responsible for the information contained or incorporated by reference in this product supplement, any applicable underlying supplement, the accompanying prospectus supplement and prospectus and any applicable pricing supplement. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this product supplement, any applicable underlying supplement, the accompanying prospectus supplement and prospectus or any applicable pricing supplement is accurate as of any date other than the date on the front of such document. We are not making an offer of these notes in any state where the offer is not permitted.

TABLE OF CONTENTS
________________

Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Notes	S-5
United States Tax Considerations	S-23
Plan of Distribution	S-33
Conflicts of Interest	S-34
Benefit Plan Investor Considerations	S-37
Legal Matters	S-39

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
United States Federal Income Tax Considerations	36
Currency Conversions and Foreign Exchange Risks Affecting
Debt Securities Denominated in a Foreign Currency	44
Description of Common Stock Warrants	45
Description of Index Warrants	47
Description of Capital Stock	50
Description of Preferred Stock	60
Description of Depositary Shares	62
Description of Stock Purchase Contracts and Stock Purchase Units	65
Plan of Distribution	66
ERISA Considerations	68
Legal Matters	69
Experts	69

ABOUT THIS PRODUCT SUPPLEMENT

The pricing supplement for a particular issuance of notes will describe certain specific terms of those notes, but will not describe all of the material terms of those notes or contain all of the other material disclosures that you should consider before investing in those notes.  The material terms of the notes and other material disclosures that are not contained in the applicable pricing supplement are set forth in this product supplement and, to the extent not set forth in this product supplement, in the accompanying prospectus supplement and prospectus.  A separate underlying supplement or the applicable pricing supplement will describe the underlying index to which the notes are linked.  Accordingly, it is important that you read the applicable pricing supplement together with this product supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus before investing in the notes.

You may find the Prospectus and Prospectus Supplement each dated November 13, 2013 here:
http://www.sec.gov/Archives/edgar/data/831001/000119312513440005/d621350d424b2.htm

References in this product supplement, the applicable pricing supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus to “we,” “our” or “us” are to Citigroup Inc., and not any of its subsidiaries, unless the context indicates otherwise.

SUMMARY PAYMENT TERMS

Subject to the terms set forth in the applicable pricing supplement, the notes will pay a variable coupon at an annual rate that may be as high as the “contingent rate” specified in the applicable pricing supplement and may be as low as 0%.  The actual variable coupon rate for any coupon payment date will depend on:

▪
the contingent rate for the related “accrual period,” as defined in the applicable pricing supplement, which may either be a fixed rate or a floating rate determined based on the level of a specified market interest or other rate; and

▪
the number of “elapsed days,” as defined in the applicable pricing supplement, during the related accrual period on which the “accrual condition” specified in the applicable pricing supplement is satisfied.

Whether the accrual condition is satisfied on any elapsed day will depend on the level(s) of the applicable underlying market measure(s) on that elapsed day, as specified in the applicable pricing supplement.  We refer to each elapsed day on which the accrual condition is satisfied as an “accrual day.”

The actual variable coupon rate applicable to any coupon payment date will be an annual rate calculated as follows:

contingent rate per annum ×	accrual days during the applicable accrual period elapsed days during the applicable accrual period

The notes provide for the repayment of the stated principal amount at maturity, regardless of the performance of the underlying market measure(s); however, the notes do not guarantee any positive return on your investment, unless otherwise specified in the applicable pricing supplement.  The variable coupon rate for one or more, or all, coupon payment dates may be 0%, unless otherwise specified in the applicable pricing supplement.  Although you will be repaid the stated principal amount of your notes at maturity or upon earlier redemption by us (if applicable), there is no guarantee that the variable coupon payments you receive over the term of the notes, if any, will compensate you for the effects of inflation or be as great as the return you could have achieved on other investments.

In addition to the risks associated with the performance of the underlying market measure(s), all payments due on the notes are subject to the credit risk of Citigroup Inc.  If Citigroup Inc. defaults on its obligations under the notes, you may not receive any payment owed to you, including the repayment of the stated principal amount of your notes at maturity.

The particular payment terms of the notes will be set forth in the applicable pricing supplement.  You should carefully read that pricing supplement to understand the payment terms of the notes and the circumstances in which you may receive little or no coupon payments on the notes.  In addition, you should understand whether we have the right to call the notes prior to maturity.  The specific terms of the notes will be determined on the date we price the notes for initial sale to the public, which we refer to as the “pricing date.”

Before deciding whether to invest in the notes, you should carefully read and understand the sections “Risk Factors Relating to the Notes” and “Description of the Notes” in this product supplement as well as the particular terms and risk factors described in the applicable pricing supplement.

Certain events may happen that could affect the amount of any variable coupon payment you receive, such as the unavailability of or other events affecting the underlying market measure(s).  Those events are described in this product supplement under “Description of the Notes” and will not be repeated in the applicable pricing supplement.  As a result, you should carefully review and understand the section “Description of the Notes” in this product supplement.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the relevant underlying market measure(s) because your return on the notes will depend on the performance of the relevant underlying market measure(s).

The risk factors below describe certain significant risks associated with an investment in the notes.  You should read these risk factors together with the risk factors included in the applicable pricing supplement, which will describe more specifically those risks associated with the terms of the particular issuance of notes.  You should also read these risk factors together with the risk factors included in the documents incorporated by reference into the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.  In addition, you should also read the relevant portions of any applicable underlying supplement, which may describe certain risks specific to the underlying index to which the notes are linked.

The notes offer a variable coupon rate, and the notes may not pay any coupon on one or more coupon payment dates.

Subject to the terms set forth in the applicable pricing supplement, the coupon payments on the notes are variable and may be zero on one or more, or all, coupon payment dates.  Any variable coupon payment will be paid at a rate equal to the contingent rate specified in the applicable pricing supplement only if the accrual condition is satisfied on each elapsed day during the related accrual period.  Whether the accrual condition is satisfied on any elapsed day will depend on the level(s) of the applicable underlying market measure(s) on that elapsed day.  If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be made on the related coupon payment date.  If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the contingent rate.  Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate.

Furthermore, if the contingent rate is itself a floating rate determined by reference to an underlying rate, there will be an additional contingency associated with that underlying rate.  A floating contingent rate may be as low as zero for any accrual period, unless otherwise specified in the applicable pricing supplement.  If the contingent rate is zero for any accrual period, you will not receive any variable coupon payment on the related coupon payment date even if the accrual condition is satisfied on each elapsed day in the accrual period.

Although the notes provide for the repayment of the stated principal amount at maturity regardless of the performance of the underlying market measure(s), you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive low or no variable coupon payments during the term of the notes.  This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return.  The potential loss in real value terms will be greater the longer the term of the notes.

You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

Higher contingent rates are associated with greater risk that the notes may pay a lower coupon, or no coupon, on one or more coupon payment dates.

The notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity.  You should understand that, in exchange for this potentially higher yield, you will be exposed to the risk that the variable coupon payments you receive, if any, will be calculated at a rate that is lower (perhaps significantly) than the full contingent rate and the yield on our conventional debt securities and that may be zero.  In general, higher contingent rates are associated with greater levels of expected risk as of the pricing date for the notes.

The volatility of the underlying market measure(s) is an important factor affecting the risk that the notes may pay a lower coupon, or no coupon, on one or more coupon payment dates.  Volatility is a measure of the average magnitude of fluctuations in the level of the underlying market measure(s) over any given time period.  Investors in the notes will be adversely affected by volatility of the underlying market measure(s).  This is because greater volatility generally means a greater risk that the level(s) of the applicable underlying market measure(s) on one or more elapsed days will be such that the accrual condition is not satisfied and, as a result, that you receive little or no coupon on the notes.  Greater expected volatility of the underlying market measure(s) as of the pricing date may result in a higher contingent rate, but it would also represent a greater expected likelihood as of the pricing date that you will not receive any variable coupon payment on one or more coupon payment dates.

Notes linked to more than one underlying market measure will be subject to risks associated with each underlying market measure and will be adversely affected by unfavorable movements in any underlying market measure, regardless of the performance of the other(s).

For notes linked to more than one underlying market measure, you will be adversely affected if the level of any underlying market measure moves in an unfavorable direction, even if the level of the other(s) moves in a favorable direction.  Accordingly, investors in such notes will be subject to risks associated with each underlying market measure.  For example, if the accrual condition depends on the performance of two underlying market measures, either underlying market measure may cause the accrual condition to fail to be satisfied, even if the other underlying market measure performs favorably.  To take another example, if the accrual condition depends only on the performance of the underlying index but the contingent rate is a floating rate determined by reference to an underlying rate, you will receive no variable coupon payment on a particular coupon payment date if the accrual condition fails to be satisfied on each elapsed day in the applicable accrual period, even if the contingent rate for that accrual period is high; alternatively, you will receive a low variable coupon payment or no variable coupon payment on a particular coupon payment date if the contingent rate is low or zero, even if the accrual condition is satisfied on each elapsed day in the accrual period.  Accordingly, notes linked to more than one underlying market measure are particularly risky.

If applicable, we may have the right to call the notes prior to maturity, which may limit your opportunity to receive variable coupon payments if the underlying market measure(s) perform favorably.

If specified in the applicable pricing supplement, we may have the right to call the notes prior to maturity.  In determining whether to exercise our call right, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the notes in the future.  If we have the right to call the notes, we will do so at a time that is advantageous to us and without regard to your interests.  We are more likely to call the notes at a time when the underlying market measure(s) are performing favorably from your perspective and when we expect them to continue to do so.  Therefore, although the notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the notes are paying that higher rate, it is likely that we would call the notes at that time.  Accordingly, the call feature of the notes is likely to limit the benefits you receive from the variable coupon payments.  If we exercise our call right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

The notes are subject to the credit risk of Citigroup Inc.

You are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the notes.  If Citigroup Inc. defaults on its obligations under the notes, your investment will be at risk and you could lose some or all of your investment.  As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in its credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking its credit risk is likely to adversely affect the value of the notes.

Sale of the notes prior to maturity may result in a loss of principal.

You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

The notes will not be listed on a securities exchange and you may not be able to sell your notes prior to maturity.

Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a securities exchange.  Accordingly, the notes may have limited or no liquidity, and you should not invest in the notes unless you are willing to hold them to maturity.

Citigroup Global Markets Inc. (“CGMI”) or, if applicable, any other entity named as underwriter or agent in the applicable pricing supplement may, but is not obligated to, make a market in the notes.  If CGMI or such other underwriter or agent does make a market in the notes, it may discontinue doing so at any time.  Because we do not expect that other broker-dealers will participate significantly in any secondary market for the notes, the price at which you may be able to sell your notes prior to maturity is likely to depend on the price, if any, at which CGMI or such other underwriter or agent is willing to transact.  If at any time CGMI or such other underwriter or agent were not to make a market in the notes, it is likely that there would be no secondary market at all for the notes.  The price, if any, at which CGMI, such other underwriter or agent or any other buyer may be willing to purchase your notes in any secondary market that may develop may be significantly less than the stated principal amount; therefore, any sale of the notes prior to maturity may result in a substantial loss.  As a result, you should be prepared to hold your notes to maturity.

The value of your notes prior to maturity will fluctuate based on many unpredictable factors.

The value of your notes prior to maturity will fluctuate based on the level of the underlying market measure(s) and a number of other factors, including those described below.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors.  The paragraphs below describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant.  You should understand that the value of your notes at any time prior to maturity may be significantly less than the stated principal amount.

Level of Underlying Market Measure(s).  We expect that the value of the notes at any time will depend substantially on the level of the underlying market measure(s) at that time.  If the level of the underlying market measure(s) moves in an unfavorable direction after the pricing date, the value of your notes will likely decline, perhaps significantly.  In all cases, the value of your notes prior to maturity may be significantly less than the stated principal amount of your notes because of expectations that the level of the underlying market measure(s) will continue to fluctuate over the term of the notes, among other reasons.

The level of any underlying index to which the notes may be linked will be determined by the value of the stocks that constitute the index, which in turn will be affected by complex and interrelated political, economic, financial and other factors that affect the capital markets generally.  The level of any underlying rate to which the notes may be linked will generally be influenced by perceptions about future levels of the underlying rate, general economic conditions in the relevant market and prevailing market interest rates.  Hedging by us or our counterparties (which may include our affiliates), the issuance of other securities similar to the notes and other trading activities by our affiliates may also affect such levels, which could negatively affect the value of the notes.

Volatility of the Underlying Market Measure(s).  Volatility refers to the average magnitude of changes in the level of an underlying market measure over any given period.  Any increase in the expected volatility of the underlying market measure(s) is likely to adversely affect the value of the notes.  This is because greater volatility in the level of the underlying market measure(s) is associated with a greater likelihood that the level of the underlying market measure(s) will move in a way that adversely affects one or more payments to you on the notes.

Changes in Correlation.  For notes linked to more than one underlying market measure, if the correlation between those underlying market measures changes, the value of the notes may be adversely affected.

Dividend Yield.  If the dividend yield on the stocks included in the underlying index increases, we expect that the value of the notes may decrease.  You will not be entitled to receive any dividends paid on the stocks included in the underlying index during the term of the notes.

Interest Rates. We expect that the value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the notes is likely to decrease.

Time Remaining to Maturity.  At any given time, a portion of the value of the notes will be attributable to time value, which is based on the amount of time then remaining to maturity.  If you sell the notes at any time prior to maturity, you will be giving up any increase in the time value of the notes that may result as the time remaining to maturity shortens.

Creditworthiness of Citigroup Inc. The notes are subject to the credit risk of Citigroup Inc. Therefore, any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the notes.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the notes attributable to one or more of the other factors.

If a U.S. Dollar LIBOR rate is an underlying rate, that rate will be affected by a number of factors.

U.S. Dollar LIBOR rates are influenced by a number of factors.  U.S. Dollar LIBOR rates are generally short-term rates and, as such, are significantly affected by the policies of the Federal Reserve Board regarding interest rates.  An increase in the Federal Reserve Board’s “federal funds target rate” has historically been associated with an increase in U.S. Dollar LIBOR rates.  If the notes would be adversely affected by an increase in a U.S. Dollar LIBOR rate, as would be the case if the contingent rate is a floating rate that floats inversely with respect to changes in a U.S. Dollar LIBOR rate, or if the accrual condition would not be satisfied if a U.S. Dollar LIBOR rate exceeds a specified level, then one significant risk of the notes is that the Federal Reserve Board will increase its federal funds target rate.  However, you should also understand that U.S. Dollar LIBOR rates are affected by factors other than the federal funds target rate, such that a U.S. Dollar LIBOR rate may increase even in the absence of any change in the federal funds target rate.  These other factors that affect U.S. Dollar LIBOR rates include perceptions about future levels of U.S. Dollar LIBOR rates, general economic conditions in the United States and other prevailing market interest rates.

If a U.S. Dollar LIBOR rate is an underlying rate, the manner in which that rate is calculated may change in the future.

The method by which a relevant U.S. Dollar LIBOR is calculated may change in the future, as a result of governmental actions, actions by the publisher of LIBOR or otherwise.  We cannot predict whether the method by which U.S. Dollar LIBOR is calculated will change or what the impact of any such change might be.  Any such change could affect the level of U.S. dollar LIBOR in a way that has a significant adverse effect on the notes.

Our offering of the notes does not constitute a recommendation of the underlying market measure(s).

You should not take our offering of the notes as an expression of our views about how the underlying index or any underlying rate to which your notes may be linked will perform in the future or as a recommendation to invest in the underlying index or such underlying rate, including through an investment in the notes.  As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) that conflict with an investment in the notes, including positions in shares included in the underlying index.  You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the underlying market measure(s).

CGMI and other of our affiliates may publish research from time to time relating to the financial markets or the underlying index or any underlying rate to which the notes may be linked.  Any research, opinions or recommendations provided by CGMI may influence the level of the underlying index or such underlying rate and the value of the notes, and they may be inconsistent with purchasing or holding the notes.  CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes.  Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the underlying market measure(s) and the merits of investing in the notes.

The level of the underlying market measure(s) may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of any issuance of the notes, we expect to hedge our obligations under the notes through CGMI or other of our affliates, who may take positions directly in the underlying market measure(s) or in derivative instruments that may affect the level of the underlying market measure(s).  For example, our counterparties may take positions directly in the shares included in the underlying index, and for notes linked to an underlying rate, our counterparties may take positions in instruments linked to the underlying rate.  This hedging activity on or prior to the pricing date could potentially affect the level of the underlying market measure(s) on the pricing date and, accordingly, potentially increase any initial level established on the pricing date, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes could negatively affect the level of the underlying market measure(s) on any elapsed day and, therefore, adversely affect any variable coupon payment you receive.  This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI or, if applicable, any other entity named as underwriter or agent in the applicable pricing supplement may be willing to purchase your notes in a secondary market transaction.

CGMI and other of our affiliates may also trade the underlying market measure(s) or other instruments that may affect the level of the underlying market measure(s) on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers.  As with our or our affiliates’ hedging activity, this trading activity could affect the level of the underlying market measure(s) on any elapsed day and, therefore, adversely affect any variable coupon payment you receive.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

We and our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our affiliates’ business activities.

Our affiliates may currently or from time to time engage in business with the issuer of any shares that are included in the underlying index (each, a “relevant issuer”).  These activities may include extending loans to, making equity investments in or providing advisory services to a relevant issuer, including merger and acquisition advisory services.  In the course of this business, we or our affiliates may acquire non-public information about a relevant issuer and we will not disclose any such information to you.  Any prospective purchaser of the notes should undertake an independent investigation of any relevant issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the notes. We do not make any representation or warranty to any purchaser of the notes with respect to any matters whatsoever relating to our affiliates’ business with any relevant issuer.

If any of our affiliates is or becomes a creditor of a relevant issuer or otherwise enters into any transaction with a relevant issuer in the course of its business, such affiliate may exercise remedies against that issuer without regard to the impact on your interests as a holder of the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the level of the underlying market measure(s).  To the extent that we or one of our affiliates does so, our or their interests with respect to these products may be adverse to those of the holders of the notes.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

In the case of notes linked to an underlying index that is composed primarily of securities issued by non-U.S. companies, our affiliates may currently or from time to time engage in trading activities related to the currency in which the equity securities underlying any such underlying index trade.  These trading activities could potentially affect the exchange rate with respect to that currency and, if currency exchange rate calculations are involved in the calculation of the level of the underlying index, could affect the value of the notes.

The historical performance of the underlying market measure(s) is not an indication of future performance.

The historical performance of any underlying market measure to which the notes may be linked, which will be included in the applicable pricing supplement, should not be taken as an indication of the future performance of that underlying market measure during the term of the notes.  Changes in the level of the applicable underlying market measure(s) will affect the variable coupon payments made under, and the value of, the notes, but it is impossible to predict whether the level of the applicable underlying market measure(s) will rise or fall.

The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes.

As calculation agent, CGMI, our affiliate, will determine, among other things, any level required to be determined under the notes and the amount of any variable coupon payment owed to you under the terms of the notes that depends on the performance of the underlying market measure(s).  In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect one or more payments owed to you under the notes.  In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.  Such judgments could include, among other things:

•	if the contingent rate is determined based on an underlying rate, determining the level of that underlying rate if it is not otherwise available on a date of determination;

•
selecting a successor index or performing an alternative calculation of the level of the underlying index if the underlying index is discontinued or materially modified (see “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” below); and

•	selecting a successor rate if an underlying rate is discontinued (see “Description of the Securities—Terms Related to an Underlying Rate—Discontinuance of a U.S. Dollar LIBOR Rate” below).

Any of these determinations made by CGMI, in its capacity as calculation agent, may adversely affect any variable coupon payment owed to you under the notes.

The initial level of the underlying index may be determined after the notes are issued.

If the applicable pricing supplement so specifies, the initial level of the underlying index may be determined based on the arithmetic average of the closing levels of the underlying index on one or more dates on or after the pricing date and possibly the issue date of the notes.  As a result, the initial level of the underlying index may not be determined, and you may therefore not know the initial level of the underlying index, until after the pricing date and possibly the issue date.  Any change to the initial level of the underlying index as a result of changes in the level of the underlying index after the pricing date or the issue date may adversely affect your return on the notes.

Adjustments to the underlying index could adversely affect the value of the notes.

The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index.  Moreover, the underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In this latter case, the calculation agent will have the sole discretion to substitute a successor index as described under “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material

Modification of the Underlying Index” below, and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

We have no affiliation with the publisher of any underlying market measure to which the notes may be linked and are not responsible for its public disclosures.

We are not affiliated with the publisher of the underlying index or any underlying rate to which the notes may be linked, and no such publisher will be involved in any of our offerings of the notes in any way.  Consequently, we have no control over the actions of any such publisher, including any actions that could adversely affect the level of the underlying index or such underlying rate.  No such publisher has any obligation to consider your interests as an investor in the notes in taking any such actions.  None of the money you pay for the notes will go to any such publisher.

In addition, as we are not affiliated with the publisher of the underlying index or any underlying rate to which the notes may be linked, we do not assume any responsibility for the accuracy or adequacy of any information about the underlying index or such underlying rate contained in the public disclosures of any such publisher.  We have made no “due diligence” or other investigation into any such publisher in connection with the offering of the notes.  As an investor in the notes, you should make your own investigation into each applicable underlying index or underlying rate and its publisher.

DESCRIPTION OF THE NOTES

The following description of the general terms of the Notes supplements the general terms and provisions set forth in the accompanying prospectus supplement and prospectus.  If any specific information regarding the Notes in this product supplement is inconsistent with the more general terms described in the accompanying prospectus supplement and prospectus, you should rely on the information in this product supplement.

The pricing supplement applicable to a particular issuance of Notes will contain the specific terms of those Notes. A separate underlying supplement or the applicable pricing supplement will describe the equity index to which the Notes are linked.  If any information in the applicable pricing supplement is inconsistent with this product supplement, you should rely on the information in the applicable pricing supplement.  The applicable pricing supplement may also add, update or change information contained in this product supplement, in any applicable underlying supplement or in the accompanying prospectus supplement and prospectus.  It is important for you to consider carefully the information contained in this product supplement together with the information contained in the applicable pricing supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus before investing in the Notes.

General

The Notes offered under this product supplement (the “Notes”) are senior unsecured debt securities issued by Citigroup Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus.  The Notes will constitute part of the senior debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Subject to the terms set forth in the applicable pricing supplement, the Notes will pay a variable coupon at an annual rate that may be as high as the “contingent rate” specified in the applicable pricing supplement and may be as low as 0%.  The actual Variable Coupon Rate for any Coupon Payment Date will depend on the performance of an equity index (the “Underlying Index”) and, if applicable, one or more market interest or other rates (each, an “Underlying Rate”), as specified in the applicable pricing supplement.  We refer to the Underlying Index and, if applicable, any Underlying Rate to which the Notes are linked as the “Underlying Market Measure(s).”

The Notes provide for the repayment of the stated principal amount at maturity, regardless of the performance of the Underlying Market Measure(s); however, the Notes do not guarantee any positive return on your investment, unless otherwise specified in the applicable pricing supplement.  The Variable Coupon Rate for one or more, or all, Coupon Payment Dates may be 0%, unless otherwise specified in the applicable pricing supplement.  Although you will be repaid the stated principal amount of your Notes at maturity or upon earlier redemption by us (if applicable), there is no guarantee that the Variable Coupon Payments you receive over the term of the Notes, if any, will compensate you for the effects of inflation or be as great as the return you could have achieved on other investments.

In addition to the risks associated with the performance of the Underlying Market Measure(s), all payments due on the Notes are subject to the credit risk of Citigroup Inc.  If Citigroup Inc. defaults on its obligations under the Notes, you may not receive any payment owed to you, including the repayment of the stated principal amount of your Notes at maturity.

The stated principal amount of the Notes will be set forth in the applicable pricing supplement.  Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in amounts equal to the stated principal amount and integral multiples thereof.

The Notes will mature on the date specified in the applicable pricing supplement (the “Maturity Date”).  If the originally scheduled Maturity Date is not a Business Day, the payment required to be made on the Maturity Date will be made on the next succeeding Business Day, and no interest will accrue as a result of delayed payment.  A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

The “Calculation Agent” for each issuance of Notes will be our affiliate, Citigroup Global Markets Inc. (“CGMI”), or any successor appointed by us, unless otherwise specified in the applicable pricing supplement.  The

Calculation Agent will make the determinations specified in this product supplement or in the applicable pricing supplement.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Notes.  The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Coupon Payments

The actual “Variable Coupon Rate” for any Coupon Payment Date will be calculated as follows:

Contingent Rate per annum ×	Accrual Days during the applicable Accrual Period Elapsed Days during the applicable Accrual Period

On each Coupon Payment Date, the amount of the variable coupon payment per Note will equal (i) (A) the stated principal amount multiplied by (B) the Variable Coupon Rate applicable to that Coupon Payment Date divided by (ii) the number of scheduled Coupon Payment Dates in one year.  If the applicable pricing supplement provides for fixed coupon payments at a non-contingent rate per annum for an initial period, the amount payable on any Coupon Payment Date during that initial period will be calculated in the manner provided in the immediately preceding sentence, but substituting that fixed, non-contingent rate per annum for the Variable Coupon Rate.

The “Contingent Rate” will be specified in the applicable pricing supplement and may either be a fixed rate or a floating rate determined by reference to an Underlying Rate.

Each “Coupon Payment Date” will be specified in the applicable pricing supplement.  If any Coupon Payment Date is not a Business Day, any payment due on that Coupon Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on the Coupon Payment Date, and no interest will accrue as a result of delayed payment.

An “Accrual Day” is an Elapsed Day on which the Accrual Condition is satisfied.

An “Elapsed Day” will be a day specified in the applicable pricing supplement.

The “Accrual Condition” will be specified in the applicable pricing supplement.  Whether the Accrual Condition is satisfied on any Elapsed Day will depend on the level(s) of the applicable Underlying Market Measure(s) on that Elapsed Day.

The “Accrual Period” applicable to any Coupon Payment Date will be specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, each variable coupon payment (and any other coupon payment, as specified in the applicable pricing supplement) will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day immediately preceding the applicable Coupon Payment Date, each a regular record date, except that the final variable coupon payment (or other coupon payment) will be payable to the persons who hold the Notes on the Maturity Date or the date on which the Notes are earlier redeemed, as applicable.

Call Right

If specified in the applicable pricing supplement, we will have the right to call the Notes, in whole and not in part, on terms specified in the applicable pricing supplement.  If applicable, the pricing supplement will specify the dates on which we may call the Notes, the price at which we may call the Notes and the circumstances in which we may call the Notes.  If we elect to redeem the Notes, the minimum price payable to you will be equal to the stated principal amount per Note plus any accrued and unpaid interest due on the date of redemption.  If any date on which we elect to redeem the Notes falls on a day that is not a Business Day, the payment to be made upon redemption will be made on the next succeeding Business Day with the same force and effect as if made on the original date of redemption, and no interest will accrue as a result of delayed payment.

If we have the right to call the Notes, the provisions set forth under “Description of the Notes—Optional Redemption, Repayment and Repurchase” in the accompanying prospectus supplement will apply, subject to the terms set forth in the applicable pricing supplement.

Holders of the Notes will not have the right to require us to redeem the Notes prior to maturity, unless otherwise specified in the applicable pricing supplement.

Terms Related to the Underlying Index

Determining the Closing Level

The “Closing Level” of the Underlying Index on any date of determination will be the closing level of the Underlying Index on such day as published by the publisher of the Underlying Index (the “Underlying Index Publisher”), subject to the terms described under “—Discontinuance or Material Modification of the Underlying Index” below.  Unless otherwise specified in the applicable pricing supplement, if the closing level of the Underlying Index is not published by the Underlying Index Publisher on any Elapsed Day (including weekends and holidays if such days are Elapsed Days), the Closing Level of the Underlying Index on those dates will be assumed to be the same as on the immediately preceding Elapsed Day.

A “Scheduled Trading Day,” as determined by the Calculation Agent, means the following:

•
if the Underlying Index is not a Multiple Exchange Index, a day on which the Exchange(s) for securities comprising more than 80 percent of the level of the Underlying Index (determined based on a comparison of the portion of the level of the Underlying Index attributable to that security to the level of the Underlying Index, in each case as of the close of the immediately preceding Scheduled Trading Day) and each Related Exchange, if any, for the Underlying Index are scheduled to be open for trading for their respective regular trading sessions and, if such Exchanges do not include at least one U.S. national securities exchange, such day must also be a Business Day; provided that the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the Underlying Index is not scheduled to be open for trading for its regular trading session, but on which the Exchange(s) for securities comprising more than 80 percent of the level of the Underlying Index are scheduled to be open for their regular trading sessions, to be a Scheduled Trading Day; or

•
if the Underlying Index is a Multiple Exchange Index, a Business Day on which the Underlying Index Publisher is scheduled to publish the level of the Underlying Index and each Related Exchange is scheduled to be open for trading for its regular trading session; provided that the Calculation Agent may, in its sole discretion, deem any Business Day on which a Related Exchange is not scheduled to be open for trading for its regular trading session, but on which the Underlying Index Publisher is scheduled to publish the level of the Underlying Index, to be a Scheduled Trading Day.

An “Exchange” means, with respect to any security included in the Underlying Index, the principal exchange or market on which trading in such security occurs.

A “Related Exchange” for the Underlying Index means each exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Underlying Index.

A “Multiple Exchange Index” means the MSCI EAFE® Index, the MSCI Emerging Markets Index, the EURO STOXX 50® Index and any other Underlying Index that is designated in the applicable pricing supplement as a Multiple Exchange Index.

Discontinuance or Material Modification of the Underlying Index

If the applicable Underlying Index is (i) not calculated and announced by the Underlying Index Publisher but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the Underlying Index, in each case the Calculation Agent may deem that index (the “Successor Index”) to be the Underlying Index.  Upon the selection of any Successor Index by the Calculation Agent pursuant to this paragraph, references in this product supplement or the applicable pricing supplement to the original Underlying Index will no longer be deemed to refer to the original Underlying Index and will be deemed instead to refer to that Successor Index for all purposes, and references in this product supplement or the applicable pricing supplement to the Underlying Index Publisher will be deemed to be to the publisher of the Successor Index.  In such event, the Calculation Agent will make such adjustments, if any, to any level of the Underlying Index that is used for purposes of the Notes as it determines are appropriate in the circumstances.  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

If the Underlying Index Publisher (i) announces that it will make a material change in the formula for or the method of calculating the Underlying Index or in any other way materially modifies the Underlying Index (other than a modification prescribed in that formula or method to maintain the Underlying Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the Underlying Index and no Successor Index is chosen as described above, then the Calculation Agent will calculate the level of the Underlying Index on each subsequent date of determination in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the change or cancellation, but using only those securities included in the Underlying Index immediately prior to such change or cancellation.  Such level, as calculated by the Calculation Agent, will be the relevant Closing Level (or Intra-Day Level, if applicable) for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of any relevant Index may adversely affect the market value of the Notes.

Terms Related to an Underlying Rate

Determining a U.S. Dollar LIBOR Rate

Subject to the discussion in “Discontinuance of a U.S. Dollar LIBOR Rate” below, if the applicable pricing supplement specifies that an Underlying Rate is a U.S. Dollar LIBOR rate of a designated maturity (for example, 3-month U.S. Dollar LIBOR or 6-month U.S. Dollar LIBOR), then on any date of determination that Underlying Rate will be the applicable rate appearing on Reuters page “LIBOR01” (or any successor page as determined by the Calculation Agent) as of 11:00 a.m. (London time) on that date of determination.  If, however, the applicable rate is not published on Reuters page “LIBOR01” (or any successor page as determined by the Calculation Agent) on that date of determination:

•
If the Underlying Rate on that date of determination is to be used in determining whether the Accrual Condition is satisfied on that date of determination, then, solely for that purpose, the Underlying Rate on that date of determination will be assumed to be the same as the Underlying Rate in effect on the previous Elapsed Day.

•
If the Underlying Rate on that date of determination is to be used in calculating the Contingent Rate, then, solely for that purpose, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in an amount that is representative of a single transaction in that market at that time and for a term equal to the applicable designated maturity as of 11:00 am (London time) on that day. If at least two such quotations are so provided, the Underlying Rate on that date of determination will be the arithmetic mean of such quotations.  If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in New York City to provide such bank’s rate for loans in U.S. dollars to leading European banks in an amount that is representative of a single transaction in that market at that time and for a term equal to the applicable designated maturity as of approximately 11:00 am (New York City time) on such day.  If at least two such rates are so provided, the Underlying Rate on that date of determination will be the arithmetic mean of such rates.  If fewer than two such rates are so provided, then the Underlying Rate on that date of determination will be assumed to be the same as the Underlying Rate in effect as of 11:00 am (New York City time) on the immediately preceding London Business Day.

A “London Business Day” is any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

Discontinuance of a U.S. Dollar LIBOR Rate

If the applicable pricing supplement specifies that an Underlying Rate is a U.S. Dollar LIBOR rate of a designated maturity and the calculation and publication of that Underlying Rate is permanently canceled, then the Calculation Agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the Underlying Rate, and the Calculation Agent may deem that rate (the “Successor Rate”) to be the Underlying Rate.  Upon the selection of any Successor Rate by the Calculation Agent pursuant to this paragraph, references in this product supplement or the applicable pricing supplement to the original Underlying Rate will no longer be deemed to refer to the original Underlying Rate and will be deemed instead to refer to that Successor Rate for all purposes.  In such event, the Calculation Agent will make such adjustments, if any, to any level of the Underlying Rate that is used for purposes of the Securities as it determines are appropriate in the circumstances.  Upon any selection by the Calculation Agent of a Successor Rate, the Calculation Agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of the Underlying Rate is permanently canceled and no Successor Rate is chosen as described above, then the Calculation Agent will calculate the level of the Underlying Rate on each subsequent date of determination in good faith and using its reasonable judgment.  Such level, as calculated by the Calculation Agent, will be the relevant Underlying Rate for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of any relevant Underlying Rate may adversely affect the market value of the Securities.

Automatic Call

If specified in the applicable pricing supplement, an automatic call feature will apply to the Notes in the circumstances and on the date(s) specified in the applicable pricing supplement.  If an automatic call is triggered, the Notes will be redeemed for a cash payment that will be determined as set forth in the applicable pricing supplement.  The minimum amount of such cash payment will be equal to the stated principal amount per Note.  The Notes will not be subject to an automatic call feature unless the applicable pricing supplement so provides.

No Redemption at the Option of the Holder; Defeasance

The Notes will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to any issuance of Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the Maturity Date.  For purposes of the immediately preceding sentence, the portion of the amount to be received on the Maturity Date that is attributable to your final variable coupon payment (or other coupon payment, as specified in the applicable pricing supplement), if any, will be prorated from and including the immediately preceding Coupon Payment Date (or the issue date, if there is no such Coupon Payment Date) to but excluding the date of acceleration.

In case of default under the Notes, whether in the payment of a coupon or any other payment due under the Notes, no interest will accrue on such overdue payment either before or after the Maturity Date.

Paying Agent, Trustee and CUSIP

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global note representing each issuance of Notes as custodian for DTC.  The Bank of New York Mellon  will serve as trustee for the Notes.

The CUSIP number for each issuance of Notes will be set forth in the applicable pricing supplement.

UNITED STATES FEDERAL TAX CONSIDERATIONS

We will provide information regarding the U.S. federal income tax treatment of the Notes in the applicable pricing supplement.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated November 13, 2013 among Citigroup Inc. and the Agents listed on Schedule I thereto, including CGMI, govern the sale and purchase of the Notes.

The Notes will not be listed on a securities exchange, unless otherwise specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, CGMI, an affiliate of Citigroup Inc., will be the underwriter of the sale of the Notes and will purchase the Notes as principal from Citigroup Inc. at the public offering price less an underwriting discount specified in the applicable pricing supplement.  CGMI may offer the Notes directly to the public at the public offering price specified in the applicable pricing supplement.  CGMI may also offer the Notes to selected dealers, which may include dealers affiliated with Citigroup Inc., at the public offering price less a selling concession specified in the applicable pricing supplement.

A portion of the net proceeds from the sale of the Notes will be used to hedge Citigroup Inc.’s obligations under the Notes.  Citigroup Inc. may hedge its obligations under the Notes through an affiliate of Citigroup Inc. and CGMI or through unaffiliated counterparties, and Citigroup Inc. or such counterparties may profit from such expected hedging activity even if the value of the Notes declines.  This hedging activity could affect the level of the Underlying Market Measure(s) and, therefore, the value of and your return on the Notes.  You should refer to the section “Risk Factors Relating to the Notes—The level of the underlying market measure(s) may be affected by our or our affiliates’ hedging and other trading activities” in this product supplement, the section “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Inc.  Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

Citigroup Inc. has agreed to indemnify CGMI against liabilities relating to material misstatements and omissions with respect to the Notes, or to contribute to payments that CGMI may be required to make relating to these liabilities.  Citigroup Inc. will reimburse CGMI for customary legal and other expenses incurred by CGMI in connection with the offer and sale of the Notes.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Notes and related lending transactions, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Notes.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase or holding of the Notes that (a) it is not a Plan and its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Notes shall be required to represent (and deemed to have represented by its purchase of the Notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Notes are contractual financial instruments.  The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes.  The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

Medium-Term Senior Notes, Series G

Range Accrual Notes

Product Supplement No. IE-06-02

November 13, 2013

(Including Prospectus and Prospectus Supplement each Dated November 13, 2013)

Citigroup